EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors of

Worksport Ltd.

We consent to the incorporation by reference in the registration statement on Form S-3 (File No. 333-292823), the registration statement on Form S-3 (File No. 333-291582), the registration statement on Form S-8 (File No. 333-258897), the registration statement on Form S-8 (File No. 333-286232), the registration statement on Form S-8 (File No. 333-271263), and the registration statement on Form S-8 (File No. 333-258897) of our report dated March 26, 2026 with respect to our audit of the consolidated financial statements of Worksport Ltd. as of and for the year ended December 31, 2025, which report is included in this Annual Report on Form 10-K of Worksport Ltd. for the year ended December 31, 2025.

/s/ Lumsden McCormick, LLP

Buffalo, New York

March 26, 2026